             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)May 23, 2000


        DEAN WITTER REALTY INCOME PARTNERSHIP III, L.P.
     (Exact name of registrant as specified in its charter)


           Delaware                    0-18146           13-
3293754
(State or other jurisdiction       (Commission (I.R.S. Employer
   of  incorporation)           File Number)  Identification
No.)


  Two World Trade Center, New York, New York             10048
   (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code(212) 392-1054


         (Former name or former address, if changed since last report)

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Item 5.  Other Events

Pursuant to a Purchase and Sale Agreement dated as of April 4, 2000, as amended (the "Agreement"), Taxter Park Associates ("TPA") sold the land and buildings which comprise Taxter Corporate Park (the "Property") on May 23, 2000 to a subsidiary of Mack-Cali Realty Corporation (the "Purchaser"), an unaffiliated party, for a negotiated sale price of $42.725 million. In connection with the sale, TPA acquired from an affiliate and conveyed to the Purchaser certain interests in the Property, including interests that the affiliate had acquired from KLM Royal Dutch Airlines, for $6.75 million, in February 1999. Of the $42.725 million, TPA will remit $6.75 million of the sale proceeds to the affiliate in connection with the transaction.

TPA is owned 44.6% by Dean Witter Realty Income Partnership III, L.P. (the "Partnership"), 40.6% by Dean Witter Realty Income Partnership IV, L.P., an affiliated public partnership, and 14.8% by Dean Witter Realty Income Partnership II, L.P., an affiliated public partnership.

The purchase price was paid in cash at closing. At closing, the Partnership received approximately $14.8 million representing its 44.6% share of the cash received by TPA, net of its share of TPA's closing costs, the amount of the obligation owed to the affiliate and other deductions.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY INCOME
PARTNERSHIP                     III, L.P.

                         By:    Dean Witter Realty Income
Properties                      III, Inc.
                            Managing General Partner




Date:                    May 23 , 2000
By: /c/ Charles M. Charrow
                            Charles M. Charrow
                            Controller
                            (Principal Financial and
                            Accounting Officer)